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                                                                    EXHIBIT 10.1




                         [B-III CAPITAL, LLC LETTERHEAD]


ROBERT M. BROWN, III
PRESIDENT




October 20, 2000



Steven B. Dempsey
President
PetQuarters, Inc.
Post Office Box 410
Lonoke, AR 72086

Dear Steve,


In addition to the Services Agreement between B-III Capital, LLC ("B-III") and Pet Quarters, Inc. ("Pet Quarters" or the "Company") dated as of November 8, 1999, as amended ("Services Agreement"), which remains in full force and effect, we have agreed that B-III will receive the following for any transaction which brings new capital into Pet Quarters through the sale of shares under the Company's existing Equity Line of Credit Agreement and the related resale of shares to an investor introduced by B-III to Pet Quarters:



         1. Cash in an amount equal to four percent (4%) of the gross price at which Pet Quarters sells such shares, less any retainer fees paid to B-III and not previously credited against success fees, payable on B-III's instructions from proceeds of such sale.



         2. Warrants issued by Pet Quarters to B-III or its designee to purchase up to 7,500 shares of Pet Quarters' common stock at a price of $.50 per share, subject to adjustment as set forth in the warrants, for each $100,000 of shares sold by Pet Quarters. Such warrants shall be exercisable during the period of five years subsequent to the date of its issuance, may be exercised on a "cashless" basis, and shall be in the form attached hereto.



All provisions of the Services Agreement other than "Warrants" and "Success Fees" shall apply equally to this letter agreement.


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Sincerely,

B-III Capital LLC




By
  ------------------------
  Robert M. Brown, III
  President




Accepted and agreed as of the 20th day of October, 2000:


Pet Quarters, Inc.




By
  ------------------------
  Steven B. Dempsey
  President